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Exhibit 2.2

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        This FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Amendment"), dated as of December 13, 2018 is entered into by and among Twilio Inc., a Delaware corporation ("Twilio"); Topaz Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Twilio ("Merger Sub"); and SendGrid, Inc., a Delaware corporation ("SendGrid" and collectively with Twilio and Merger Sub, the "Parties," and each a "Party"). Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the Agreement and Plan of Merger and Reorganization, dated as of October 15, 2018, by and among the Parties (the "Merger Agreement").

        WHEREAS, the Parties desire to amend the definition of Company UK Option and Section 2.4(b) of the Merger Agreement as set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

        1.    Amendment to Section 8.12(n).    The definition of Company UK Option in Section 8.12(n) of the Merger Agreement shall be amended and restated in its entirety and shall read as follows:

        "Company UK Option" means a Company Option granted under a Company UK Sub-Plan or otherwise held by a UK resident as agreed to by Parent and the Company."

        2.    Amendment to Section 2.4(b).    Section 2.4(b) of the Merger Agreement shall be amended and restated in its entirety and shall read as follows:

          "(b) At the Effective Time, each Company UK Option that is outstanding and unexercised immediately prior to the Effective Time (whether or not vested) (other than a Company UK Option covered by Section 2.4(c)) shall, provided the holder thereof has so agreed on or prior to the Business Day prior to the Closing Date (absent which agreement, such Company UK Option shall lapse as of immediately prior to the Effective Time), be cancelled and converted into a right to receive the number of shares of Parent Class A Common Stock equal to (A) the result of (i) the number of Shares subject to the Company UK Option immediately prior to the Effective Time multiplied by the excess, if any, of (x) the Company Share Value over (y) the per share exercise price for Shares subject to the corresponding Company UK Option immediately prior to the Effective Time, divided by (ii) the Company Share Value multiplied by (B) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share."

        3.    Full Force and Effect.    Except as expressly amended hereby, each term, provision, Exhibit and Schedule of the Merger Agreement shall and does remain in full force and effect.

        4.    References.    Each reference in the Merger Agreement to "this Agreement," "hereof," "herein" and "hereunder" and words of similar import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment. Notwithstanding anything to the contrary herein, all references in the Merger Agreement, the Company Disclosure Letter and the Parent Disclosure Letter to "the date hereof" or "the date of this Agreement" shall refer to October 15, 2018.

        5.    Headings.    The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

        6.    Miscellaneous.    The provisions of Sections 8.2 (Modification or Amendment), 8.4 (Counterparts; Effectiveness; .pdf Signature), 8.5 (Governing Law and Venue; Waiver of Jury Trial), 8.6 (Notices), 8.7 (Entire Agreement), 8.8 (No Third Party Beneficiaries), 8.10 (Severability), 8.11 (Interpretation) and 8.13 (Assignment) of the Merger Agreement shall apply to this Amendment mutatis mutandis.

        IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

TWILIO INC., a Delaware corporation
/s/ JEFFREY LAWSON Jeffrey Lawson Director and Chief Executive Officer (Principal Executive Officer)
By:	/s/ JEFF LAWSON
	Name:	Jeff Lawson
	Title:	Chief Executive Officer
TOPAZ MERGER SUBSIDIARY, INC., a Delaware corporation
By:	/s/ JEFF LAWSON
	Name:	Jeff Lawson
	Title:	Chief Executive Officer
SENDGRID, INC., a Delaware corporation
By:	/s/ SAMEER DHOLAKIA
	Name:	Sameer Dholakia
	Title:	President, Chief Executive Officer, Director and Chairman

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  Exhibit 2.2
FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION